August 20, 2008	EXHIBIT 99.1
PRIME GROUP REALTY TRUST PLANS TO RESTATE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND DECEMBER 31, 2007
AND THE QUARTERS ENDED MARCH 31, 2008 AND JUNE 30, 2008
CHICAGO, Illinois. August 20, 2008 — Prime Group Realty Trust (NYSE: PGEPRB) (the ”Company”) announced that today the Audit Committee of the Board of Trustees (the “Audit Committee”) of the Company, in consultation with members of the Company’s management and its independent accountants, determined that the Company’s distributions to the owners of the common units of Prime Group Realty, L.P. (the “Operating Partnership”) were incorrectly recorded on the Company’s Consolidated Financial Statements. Accordingly, the previously filed Consolidated Financial Statements for the fiscal years ended December 31, 2006 and December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the interim reports for the periods ending March 31, 2008 and June 30, 2008 that were filed on Form 10-Q should no longer be relied upon because of the restatement of certain items in the Consolidated Financial Statements described below.
Historically, the Company has accounted for distributions to the owners of the Operating Partnership common units as a dividend of the Company and has recorded such dividends as a reduction of retained earnings (or equity). However, as a result of a review of the appropriate accounting for these distributions by management and the Company’s independent accountants, the Audit Committee has determined that the Company should have accounted for these distributions as a distribution to minority interest-operating partnership (a liability account). Accordingly, the Company will restate its financial statements and other financial information for the years ended December 31, 2006 and 2007, and for the first and second quarters of 2008.
The effect of the change will be as follows:
•	In the balance sheet for 2006, minority interest — operating partnership, as previously reported, will decrease by approximately $75 million and shareholders equity, as previously reported, will increase by approximately $75 million. As of December 31, 2006, minority interest — operating partnership will be approximately $24.8 million and shareholders equity will be approximately $104.4 million.
•	In the 2007 consolidated financial statements, minority interest — operating partnership, as previously reported, will decrease by approximately $65 million, shareholders equity, as previously reported, will increase by approximately $65 million and net loss, as previously reported, will increase by approximately $10 million. As of December 31, 2007, minority interest — operating partnership will be approximately $0, shareholders equity will be approximately $40.3 million and net loss will be approximately $55.1 million.
•	In first quarter balance sheet for 2008, minority interest — operating partnership, as previously reported, will decrease by approximately $70 million and shareholders equity, as previously reported, will increase by approximately $70 million. As of March 31, 2008, minority interest — operating partnership will be approximately $27.9 million and shareholders equity will be a deficit of approximately $19.8 million.

•	In the second quarter balance sheet for 2008, minority interest — operating partnership, as previously reported, will decrease by approximately $83 million and shareholders equity, as previously reported, will increase by approximately $83 million. As of June 30, 2008, minority interest — operating partnership will be approximately $6.7 million and shareholders equity will be approximately $1.5 million.
This restatement has no impact on the Company’s cash flow for the periods affected.
The Company intends to file amendments as promptly as practicable, and expects such amendments to be completed within the next three weeks, to its periodic reports described above that have previously been filed with the Securities and Exchange Commission to reflect the restatements described above.
The Company is assessing the impact of the restatement on its internal financial reporting controls.
The Audit Committee and management of the Company have discussed the matters disclosed in this item with the Company’s independent registered public accounting firm, Grant Thornton, LLP.
About Prime Group Realty Trust
Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
About the Lightstone Group
The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300